Exhibit 10.2

364-DAY

CREDIT AGREEMENT

among

IMS HEALTH INCORPORATED,

as Company,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BARCLAYS BANK PLC AND ABN AMRO BANK N.V.,

as Co-Syndication Agents,

and

SUNTRUST BANK AND FORTIS CAPITAL CORP.,

as Co-Documentation Agents

Dated as of April 5, 2004

WACHOVIA CAPITAL MARKETS, LLC,

as Lead Arranger and Sole Book Runner

i

Schedules

Schedule 1.1	Account Designation Letter
Schedule 2.1(a)	Schedule of Lenders and Revolving Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.9	Form of Notice of Conversion/Extension
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(f)	Form of Solvency Certificate
Schedule 9.2	Schedule of Lenders’ Lending Offices
Schedule 9.6(c)	Form of Revolving Commitment Transfer Supplement

This 364-DAY CREDIT AGREEMENT (the “Credit Agreement”), dated as of April 5, 2004, is by and among IMS HEALTH INCORPORATED, a Delaware corporation (the “Company”), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (collectively, the “Lenders”; and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Company has requested that the Lenders make loans and other financial accommodations to the Company in the amount of up to $430,000,000, as more particularly described herein;

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Company on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

Section 1.1            Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Company to the Administrative Agent substantially in the form attached hereto as Schedule 1.1.

“Administrative Agent” shall have the meaning set forth in the preamble of this Credit Agreement and any successors in such capacity.

“Administrative Agent’s Office” shall mean, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Affected Lender” shall have the meaning set forth in Section 2.12(a).

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such Person possesses, directly or indirectly, power either (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” shall have the meaning set forth in Section 2.1.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans which are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans which are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans”, (c) the Revolving Commitment Fee shall be the percentage set forth under the column “Commitment Fee”, (d) that portion of the Term Out Loan which is comprised of Alternate Base Rate Loan shall be the percentage set forth under the column “Alternate Base Rate Margin for Term Out Loan”, (e) that portion of the Term Out Loan which is comprised of a LIBOR Rate Loan shall be the percentage set forth under the column “LIBOR Rate Margin for Term Out Loan” :

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans	Commitment Fee	Alternate Base Rate Margin for Term Out Loan	LIBOR Rate Margin for Term Out Loan
I	> 2.00 to 1.0	0.000%	0.950%	0.175%	0.200%	1.200%
II	> 1.25 to 1.0 but < 2.00 to 1.0	0.000%	0.625%	0.120%	0.000%	0.800%
III	< 1.25 to 1.0	0.000%	0.450%	0.080%	0.000%	0.575%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three Fiscal Quarters of the Company), annual financial information (in the case of the fourth Fiscal Quarter of the Company), and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) pursuant to which the Company shall notify the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each an “Interest Determination Date”).  Subject to the last sentence of this definition, such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  Notwithstanding the foregoing, the initial Applicable Percentages shall be set at Level II until the first Interest Determination Date to occur after the delivery by the Company of the financial statements and certifications required pursuant to Sections 5.1(a), (b) and (c) for the Fiscal Quarter ended March 31, 2004.  If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bilateral Credit Facilities” shall mean the credit agreements entered into by the Company with each of ABN AMRO Bank N.V., Barclays Bank PLC, BNP Paribas, Citizens Bank of Massachusetts, Dresdner Bank AG (Frankfurt Branch), Fleet National Bank, Fortis (USA) Finance LLC, Key Corporate Capital Inc., Mizuho Corporate Bank, LTD, SunTrust Bank,

The Northern Trust Company, UBS AG, Cayman Islands Branch, Wachovia National Bank, collectively.

“Borrower Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Company to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to the Company, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from the Company or any of the Company’s Subsidiaries to any Hedging Agreement Provider arising under any Hedging Agreement permitted hereunder.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), (b) the acquisition or ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of Voting Stock of the Company, or (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefore.

“Commitment Fee” shall have the meaning set forth in Section 2.2(a).

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Consolidated Capital Expenditures” shall mean, for any period of four consecutive Fiscal Quarters, all capital expenditures of the Company and its Subsidiaries (including without limitation additions to computer software) on a consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period of four consecutive Fiscal Quarters, the Company and its Subsidiaries’ income before income taxes, plus (i) Consolidated Interest Expense, (ii) depreciation and amortization expense, (iii) income (or minus loss) from discontinued operations and (iv) charges for the in-process, research and development related to an acquisition, all as the same are or would be set forth in a statement of the income of the Company for such period.

“Consolidated Interest Expense” shall mean, for any period of four consecutive Fiscal Quarters, the total interest expense of the Company and its Subsidiaries, as the same would be set forth in a statement of income of the Company and its Subsidiaries for such period.

“Consolidated Total Debt” shall mean, as of any particular time and after eliminating inter-company items, all Indebtedness of the Company and its Subsidiaries, all as consolidated and determined in accordance with GAAP (but shall not include Hedging Agreements).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, any Commitment Transfer Supplement and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by the Company in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Default” shall mean any event which with notice, the lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement absent a good faith dispute relating to the Credit Agreement or the Extensions of Credit hereunder, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement absent a good faith dispute relating to the Credit Agreement or the Extensions of Credit hereunder, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Environmental Laws” shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection measures, including without limitation, Hazardous Materials, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company would be deemed a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Company or any other Company being or having been a general partner of such person.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Extension Consent” shall have the meaning ascribed thereto in Section 2.1(f).

“Extension Consent Date” shall have the meaning ascribed thereto in Section 2.1(f).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender.

“Extension Request” shall have the meaning ascribed thereto in Section 2.1(f).

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated December 2, 2003 addressed to the Company from the Administrative Agent and the Arranger, as amended, modified or otherwise supplemented.

“Fiscal Quarter” shall mean any quarter of a Fiscal Year.

“Fiscal Year” shall mean any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the 2003 Fiscal Year) refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

“Fixed Charge Coverage Ratio” shall mean, for any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Fixed Charges as of the last day of such Fiscal Quarter.

“Fixed Charges” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis, for the four Fiscal Quarters most recently concluded, the sum of (i) Consolidated Interest Expense plus (ii) Scheduled Funded Debt Payments plus (iii) Consolidated Capital Expenditures plus (iv) additions to computer software.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with the principles used in the preparation of the Company’s annual balance sheet and income statement as of and for the year ending December 31, 2003, copies of which have previously been delivered to the Administrative Agent, with such changes as may be approved by the Company’s independent auditors.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

“Hedging Agreement Provider” shall mean any Person that enters into a Hedging Agreement with the Company or any of its Subsidiaries that is permitted hereunder to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“IMS AG” shall mean IMS AG, a Swiss corporation and wholly-owned subsidiary of the Company.

“IMS Japan” shall mean IMS Japan K.K., a Japanese corporation and a wholly-owned subsidiary of the Company.

“Indebtedness” shall mean, as to any Person, at a particular time without duplication, (a) all indebtedness of such Person for borrowed money or on account of advances made to such person or for the deferred purchase price of property (excluding accounts payable to trade creditors for goods and services which are incurred in the ordinary course of business and on customary trade terms), in respect of which such Person is liable or evidenced by any bond, debenture, note or other instrument, (b) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder, (c) all liabilities secured by any lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (d) obligations under financial leases; (e) all indebtedness of others with respect to which such person has provided a guarantee or otherwise has agreed to become directly or indirectly liable; and (f) all obligations under Hedging Agreements.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date and the Term Out Maturity Date, if applicable, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR

Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.4(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)             initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending fourteen days, one, two, three, six or twelve months thereafter (in the case of twelve months, only with the prior consent of the Administrative Agent and each of the Lenders (in its sole discretion)), subject to availability, as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)             thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending fourteen days, one, two, three, six or twelve months thereafter (in the case of twelve months, only with the prior consent of the Administrative Agent and each of the Lenders (in its sole discretion)), as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)          if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)          no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date (or, if the Company chooses to term out the then existing Loans pursuant to Section 2.1(c)(ii), the Term Out Maturity Date); and

(v)           no more than eight (8) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Leverage Ratio” shall mean, for any Fiscal Quarter, the ratio of (a) Consolidated Total Debt to (b) Consolidated EBITDA as of the last day of such Fiscal Quarter.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars, as appropriate, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).  If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financial lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan and/or the Term Out Loan, as appropriate.

“Material Adverse Change” shall mean a material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company, individually or the Company and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary that (a) accounted for at least five percent (5%) of consolidated revenues of the Company and its Subsidiaries, in each case ending on the last day of the last of the last Fiscal Quarter immediately preceding the date as of which any such determination is made; or (b) has assets which represent at least five percent (5%) of the consolidated assets of the Company and its Subsidiaries as of the last day of the last Fiscal Quarter immediately preceding the date as of which any such determination is made; all of which, with respect to clauses (a) and (b) shall be as reflected on the financial statements of the Company for the period, or as of the date in question.

“Maturity Date” means, as to each Lender, the date that is 364 days following the Closing Date, or if extended with the written consent of such Lender, such later date not more than 364 days following the then applicable Maturity Date.

“Note” or “Notes” shall mean the Revolving Notes, collectively or individually, as appropriate.

“Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Notice of Conversion/Extension” shall mean the written notice of conversion or extension as referenced and defined in Section 2.7.

“Participant” shall have the meaning set forth in Section 9.6(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Periodical SEC Report” shall mean any report on Form 10-K or 10-Q of the Company filed with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act for the most recently concluded Fiscal Year or Fiscal Quarter, as applicable.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company or an ERISA Affiliate and each plan for the five-year period immediately following the latest date, on which the Company or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or has an obligation to contribute to such plan.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Register” shall have the meaning set forth in Section 9.6(d).

“Related Fund” shall mean, with respect to any Lender or other Person who invests in commercial bank loans in the ordinary course of business, any other fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by such Lender, by an Affiliate of such Lender or other Persons or the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty-day notice period is waived under the regulations promulgated thereunder.

“Required Lenders” shall mean, at any time, Lenders holding in the aggregate a majority of (a) the Revolving Commitments or (b) if the Revolving Commitments have been terminated, the aggregate principal amount of the outstanding Loans provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, the Borrower Obligations owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitments, or after termination of the Revolving Commitments, the principal balance of the Borrower Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to the Company, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any other officer acting in a substantially similar capacity.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Committed Amount” shall mean the amount of each Lender’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Company in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Sale” means any sale, transfer, assignment, lease, conveyance, exchange, swap or other disposition.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination, the sum of all scheduled payments of principal by the Company and its Subsidiaries made on Indebtedness classified as “long-term” under GAAP for the four consecutive Fiscal Quarters prior to such date of determination.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Subsidiary” shall mean any corporation or other entity of which the Company owns, directly or indirectly, such number of outstanding shares or other voting interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” shall have the meaning set forth in Section 2.17.

“Term Out Maturity Date” shall have the meaning set forth in Section 2.1(c)(ii).

“Term Out Loan” has the meaning set forth in Section 2.1(c)(ii).

“Three Year Credit Agreement” means that certain Three Year Credit Agreement dated as of the date hereof among the Company, IMS AG, IMS Japan, the Lenders identified therein and Wachovia, as administrative agent as amended, modified, supplemented, extended or restated from time to time.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.  A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or assigns.

Section 1.2            Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3            Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend any covenant in Section 6.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 6.6 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.6, (i) beginning after consummation of any acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent, and (B) Indebtedness of a target which is retired in connection with a acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) beginning after consummation of any “Sale” permitted by Section 6.3(b), (A) income statement items and other balance sheet items (whether positive or negative) attributable to the assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of the target of an acquisition which is retired in connection with a Sale permitted by Section 6.3(b) shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1            Revolving Loans.

(a)           Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Company from time to time in an aggregate principal amount of up to FOUR HUNDRED THIRTY MILLION DOLLARS ($430,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.3, the “Aggregate Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that with regard to each Lender individually, the aggregate principal amount of such Lender’s Revolving Commitment Percentage of outstanding Revolving Loans shall not exceed such Lender’s Revolving Committed Amount, and with regard to the Lenders collectively, the aggregate principal amount of the outstanding Revolving Loans shall not exceed the Aggregate Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Company executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)           Revolving Loan Borrowings.

(i)            Notice of Borrowing.  The Company may request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s).  A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the Company shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii)           Minimum Amounts.  Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Revolving Committed Amount, if less).  Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof.

(iii)          Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent, for the account of the Company, in Dollars and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by 12:00 Noon on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars.  Such borrowing will then be made available to the Company by the Administrative Agent by crediting the account of the Company on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.

(i)            The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(ii)           On or before the date that is ten (10) Business Days prior to the Maturity Date, the Company may, as long as no Default or Event of Default exists and is continuing, notify the Administrative Agent in writing (and the Administrative Agent shall promptly forward such notice to the Lenders) that, as of the Maturity Date, the Company is converting all of the outstanding Revolving Loans to a term loan (the “Term

Out Loan”) which shall be due and payable in full on the date one year subsequent to the Maturity Date (the “Term Out Maturity Date”).  It is understood and agreed that subsequent to the Maturity Date, (i) the Company may no longer request, and the Lenders are no longer obligated to make or issue, new Revolving Loans, (ii) the Revolving Commitment of each Lender shall automatically terminate, (iii) any amounts repaid may not be reborrowed, (iv) interest shall accrue on the Term Out Loan, at the option of the Company, in accordance with the terms of Section 2.1(d)(ii) and, as set forth in the definition of Applicable Margin, and (v) the Company shall have the right to prepay all or a portion of the outstanding Term Out Loan in accordance with Section 2.3(a).

(d)           Interest.  Subject to the provisions of Section 2.7(i),

(i) Revolving Loans shall bear interest as follows:

(A)          Alternate Base Rate Loans.  During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate for Revolving Loans plus the Applicable Percentage; and

(B)           LIBOR Rate Loans.  During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate for Revolving Loans plus the Applicable Percentage.

(ii)           the Term Out Loan shall bear interest as follows:

(A)          Alternate Base Rate Loans.  During such periods as the Term Out Loan shall be comprised of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate for Term Out Loan plus the Applicable Percentage; and

(B)           LIBOR Rate Loans.  During such periods as the Term Out Loan shall be comprised of a LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the sum of the LIBOR Rate for Term Out Loan plus the Applicable Percentage.

Interest on all Loans shall be payable in arrears on each Interest Payment Date.

(e)           Revolving Notes.  Each Lender’s Revolving Committed Amount shall be evidenced by a duly executed promissory note of the Company to such Lender in substantially the form of Schedule 2.1(e).

(f)            Extension of Maturity Date.  The Company may, within 90 days, but not less than 60 days, prior to the then applicable Maturity Date, by notice to the Administrative Agent and the Lenders, make written request of the Lenders to extend the then applicable Maturity Date for an additional period of 364 days (the “Extension Request”).  Each Lender shall make a determination not later than 30 days following receipt of the Extension Request (the date that is 30 days following the date the Extension Request is received shall be the “Extension Consent Date”) as to whether or not it will agree to extend the Maturity Date as requested (such approval of an extension shall be an “Extension Consent”); provided, however, that failure by any Lender to make a timely response to the Company’s request for extension of the Maturity Date shall be deemed to constitute a refusal by such Lender to extend the Maturity Date.

(g)           Lender Not Consenting.  If by any Extension Consent Date the Company and the Administrative Agent have not received an Extension Consent from any Lender, the Maturity Date, as it relates to such Lender, shall not be extended, the Revolving Commitment of such Lender shall terminate on the Maturity Date applicable to it and any Loans made by such Lender, all accrued and unpaid interest thereon and all other amounts due under this Credit Agreement to such Lender shall be due and payable on the Maturity Date applicable to it.  Upon the termination of the Revolving Commitment of any such Lender, subject to Sections 2.1(i) or 2.1(j), the Aggregate Revolving Committed Amount shall be reduced by the amount of such terminated Revolving Commitment, and the Revolving Commitment Percentage of each other Lender shall be adjusted to that percentage obtained by dividing the Revolving Commitment of such Lender by the Aggregate Revolving Committed Amount after giving effect to such reduction.

(h)           Other Lenders.  No refusal by any one Lender to consent to any extension of the Maturity Date shall affect the extension of the Maturity Date as it may relate to the Revolving Commitment and Revolving Loans of any Lender which consents to such extension as provided in Section 2.1(f), and one or more Lenders may consent to the extension of the Maturity Date as it relates to them notwithstanding any refusal by any other Lenders so to consent; provided that even as to the consenting Lenders the Maturity Date will be extended only upon consent to such an extension by Lenders holding more than 51% of the Aggregate Revolving Committed Amount.

(i)            Increase in Revolving Commitment of Other Lender or Lenders.  If any Lender does not deliver an Extension Consent as provided in Section 2.1(f), the Company may offer each Lender which has delivered an Extension Consent as provided in Section 2.1(f) a reasonable opportunity to increase its Revolving Commitment by an amount equal to its pro-rata share (based on its Commitment before such increase) of the Revolving Commitment of the Lender which does not deliver an Extension Consent as provided in Section 2.1(f).  After giving such Lenders such an opportunity, the Company may, with the approval of the Administrative Agent, amend this Credit Agreement to increase the Revolving Commitment of any other Lender or Lenders with the consent of such Lender or Lenders provided that such increase does not increase the Aggregate Revolving Committed Amount to an amount greater than the Aggregate Revolving Committed Amount in effect immediately before such expiration or termination.

(j)            Additional Lender or Lenders.  If any Lender does not deliver an Extension Consent as provided in Section 2.1(f), upon the expiration of the Revolving Commitment of such Lender, the Company may, with the approval of the Administrative Agent, amend this Credit Agreement as provided in Section 9.6 to add one or more other Lenders as parties, with such Commitment or Commitments as may be agreed to by the Administrative Agent and such other

Lender or Lenders, provided that such additions do not increase the Aggregate Revolving Committed Amount to an amount greater than the Aggregate Revolving Committed Amount in effect immediately before such expiration or termination.

(k)           Notice.  The Administrative Agent shall promptly provide each of the Lenders with a copy of any amendment made pursuant to Section 2.1(i) or Section 2.1(j).

Section 2.2            Fees.

(a)           Commitment Fee.  In consideration of the Revolving Commitment, the Company agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount.  The Commitment Fee shall be payable quarterly on the last Business Day of each calendar quarter.

(b)           Administrative Fee.  The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.3            Commitment Reductions.

(a)           Voluntary Reductions.  The Company shall have the right to terminate or permanently reduce the unused portion of the Aggregate Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans would exceed the Aggregate Revolving Committed Amount.

(b)           Maturity Date.  The Revolving Commitment shall automatically terminate on the Maturity Date.

Section 2.4            Prepayments.

(a)           Optional Prepayments.  The Company shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof.  The Company shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).  Prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.4(a) shall be subject to Section 2.17, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  Amounts prepaid on the Revolving Loans may be reborrowed in accordance with the terms hereof.

(b)           Mandatory Prepayments.  If at any time after the Closing Date, the aggregate principal amount of the outstanding Revolving Loans shall exceed the Aggregate Revolving Committed Amount, the Company immediately shall prepay the Loans in an amount sufficient to eliminate such excess.

Prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.4(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)           Hedging Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section 2.4 shall not affect the Company’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

Section 2.5            Minimum Principal Amount of Tranches.

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal amount of the Revolving Loans comprising any Tranche shall be (a) with respect to Alternate Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) with respect to LIBOR Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

Section 2.6            Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Percentage plus 2%).

Section 2.7            Conversion Options.

(a)           The Company may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election.  A form of Notice of Conversion/Extension is attached as Schedule 2.9.  If the date upon which an Alternate Base

Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b)           Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.7(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.8            Computation of Interest and Fees.

(a)           Interest payable hereunder with respect to Alternate Base Rate Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

Section 2.9            Computations, Pro Rata Treatment and Payments.

(a)           Each payment on account of an amount due from the Company hereunder or under any other Credit Document (other than the Three Year Credit Agreement), shall be made by the Company to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency.  Upon request, the Administrative Agent will give the

Company a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error.  The obligation of the Company to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder.  The Company agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b)           Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders.  Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Company pursuant to Section 2.2, second, to interest then due and owing in respect of the Notes of the Company and, third, to principal then due and owing hereunder and under the Notes of the Company.  Each payment on account of any fees pursuant to Section 2.2 shall be made pro rata in accordance with the respective amounts due and owing.  Each optional prepayment of the Loans shall be applied in accordance with Section 2.4(a) and each mandatory prepayment of the Loans shall be applied in accordance with Section 2.4(b).  Payments made pursuant to Section 2.12 shall be applied in accordance with such section.  All payments (including prepayments) to be made by a Company on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)), shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and shall be made in Dollars not later than 12:00 Noon on the date when due.  Any payment received after the foregoing deadlines shall be deemed received on the next Business Day.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c)           Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Revolving Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Borrower Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Borrower Obligations owing to such Lender;

FOURTH, to the payment of all of the Borrower Obligations consisting of accrued fees and interest, and including with respect to any Hedging Agreement between the Company and any Hedging Agreement Provider, any fees, premiums and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Borrower Obligations, and including with respect to any Hedging Agreement between the Company and any Hedging Agreement Provider, to the extent such Hedging Agreement is permitted hereunder, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Borrower Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.

Section 2.10         Non-Receipt of Funds by the Administrative Agent.

(a)           Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Company to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Company at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)           Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from the Company hereunder (which notice shall be effective upon receipt) that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Company has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)           A certificate of the Administrative Agent submitted to the Company or any Lender with respect to any amount owing under this Section 2.10 shall be conclusive in the absence of manifest error.

Section 2.11         Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that a Company has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two Business Days prior to the first day of such Interest Period.  If such notice is given (a) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Company, in Dollars as Alternate Base Rate Loans and (b) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Company, in Dollars as Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.12         Illegality.

(a)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority shall make it unlawful for any Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement (any such affected LIBOR Rate Loans, the “Affected Loans”), then such Lender, together with Lenders giving notice under Section 3.8 and 3.10, shall be an “Affected Lender” and by written notice to the Company and to the Administrative Agent:

(i)            may declare that Affected Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder, whereupon any request for an Affected Loan shall, as to such Lender only be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration shall be subsequently withdrawn; and

(ii)           such Lender may require that all outstanding Affected Loans, as the case may be, made by it be converted to Alternate Base Rate Loans, in which event all such Affected Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Affected Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Affected Loans that would have been made by such Lender or the converted Affected Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such Affected Loans.

(b)           For purposes of this Section 2.12, a notice to the Company by any Lender shall be effective as to each such Affected Loan, if lawful, on the last day of the Interest Period currently applicable to such Affected Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

Section 2.13         Deposits Unavailable; Impractibility.

If the Company has notified the Administrative Agent of its intention to borrow a LIBOR Loan for an Interest Period and the Administrative Agent determines (which determination shall be conclusive and binding on the Company) that

(a)           deposits of the necessary amount  for such Interest Period are not available to the Lenders in the London interbank market or, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)           the making or funding of LIBOR Loans has become impracticable as a result of any event occurring after the date of this Credit Agreement which, in the opinion of the Lenders, materially and adversely affects such Loans or the London interbank market;

then any notice of a LIBOR Loan previously given by the Company and not yet borrowed shall be deemed to be a notice to make a Base Rate Loan.

Section 2.14         Increased Cost.

The Company agrees to reimburse any Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making or maintaining any LIBOR Rate Loans relating to the adoption of any law, rule or regulation or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof.  The additional amount required to compensate such Lender for such increased cost or reduced amount shall be payable by the Company to such Lender within five days of the Company’s receipt of written notice from such Lender specifying such increased cost or reduced amount and the amount required to compensate such Lender therefor, which notice shall, in the absence of manifest error, be conclusive and binding on the Company.  In determining such additional amount, the applicable Lender may use reasonable averaging, attribution and allocation methods.  The agreements in this Section 2.14 shall survive the termination of this Credit Agreement and payment of the Borrower Obligations.

Section 2.15         Increased Capital Costs.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any entity controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling entity’s capital as a consequence of the Loans made by such Lender or the commitment hereunder is reduced to a level below that which the Lender or such controlling entity could have achieved but for the occurrence of any such circumstance, then, in any such case, upon notice from time to time by any Lender to the Company, the Company shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling entity for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company.  In determining such amount, the applicable Lender may use reasonable averaging, attribution and allocation methods.  The agreements in this Section 2.15 shall survive the termination of this Credit Agreement and payment of the Borrower Obligations.

Section 2.16         Funding Losses.

The Company will indemnify any Lender upon demand against any loss or expense which such Lender may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan) as a consequence of (i) any failure of the Company to make any payment when due of any amount due hereunder, (ii) any failure of the Company to borrow a Loan on a date specified therefor in a notice thereof, or (iii) any payment (including any payment upon such Lender’s acceleration of the Loans) or prepayment of any LIBOR Loan on a date other than the last day of the Interest Period for such Loan.

Section 2.17         Taxes.

(a)           All payments made by the Company hereunder or under any Note shall be, except as provided in Section 2.17(b), made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or any franchise or other tax in lieu thereof (including branch profits or similar taxes) of a Lender) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Company will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Company.  The Company agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.5(g) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms prescribed by the

Internal Revenue Service) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note.  Each other Lender shall provide the Company with two accurate and complete original signed copies of Internal Revenue Form W-9 or any successor form prescribed by the Internal Revenue Service.  In addition, each Lender agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.17(a), but subject to the immediately succeeding sentence, (A) the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Company shall not be obligated pursuant to Section 2.17(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if such Lender has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 2.17(b).  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.17, the Company agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.17(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d)           If the Company pays any additional amount pursuant to this Section 2.17 with respect to a Lender, such Lender shall use commercially reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment.  In the event that such Lender receives such a refund or credit, such Lender shall pay to the Company an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Company.  In the event that no refund or credit is obtained with respect to a Company’s payments to such Lender pursuant to this Section 2.17, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 2.17 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.17(d) to the Company or any other party.

(e)           If any Lender entitled to additional compensation under any of the foregoing provisions of this Section 2.17 shall fail to designate a different Applicable Lending Office as provided in subsection (c) of this Section 2.17 promptly after receiving notice from Company, then Company may cause such Lender to (and, if Company so demands, such Lender shall) assign all of its rights and obligations under this Credit Agreement or any Note to one or more other persons identified by Company and reasonably acceptable to the Administrative Agent.

(f)            To the extent that no Default or Event of Default has occurred or is continuing, no Lender who becomes a party to this Credit Agreement by accepting an assignment of an interest herein from another Lender shall be entitled to receive any additional amounts pursuant to this Section 2.17 in excess of the amounts that would have been payable to the assignor Lender prior to such assignment.

(g)           The agreements in this Section 2.17 shall survive the termination of this Credit Agreement and the payment of the Borrower Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Company hereby represents and warrants to the Administrative Agent and to each Lender that:

Section 3.1            Existence.

The Company is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority, and the legal right, to own, operate and lease its properties and to carry on the business in which it is engaged or presently proposes to engage, and is duly qualified or licensed under the laws of each jurisdiction where it is required to be so qualified or licensed except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, and is in compliance with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.2            Power and Authorization; Enforceable Obligations.

The Company has all requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to borrow the Loans hereunder.  The Company has taken all necessary corporate and legal action to authorize the borrowings hereunder on the terms and conditions of this Credit Agreement and the other Credit Documents to which it is a party and to authorize the execution, delivery and performance of this

Credit Agreement and the other Credit Documents to which it is a party.  Each of the Credit Agreement and the other Credit Documents have been executed and delivered by a duly authorized officer of the Company.  This Credit Agreement constitutes, and upon execution thereof, each other Credit Document will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity and an implied covenant of good faith.

Section 3.3            No Legal Bar to Loans.

The execution, delivery and performance of this Credit Agreement and the other Credit Documents by the Company will not violate any provision of any existing law, treaty or regulation or of any order, judgment, award or decree of any court, arbitrator or Governmental Authority or of any Requirement of Law or Contractual Obligation applicable to the Company and will not result in the creation or imposition of any Lien on any of the material properties or assets of the Company pursuant to the provisions of any such Requirement of Law or Contractual Obligation; except, to the extent such violation or Lien could not individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.4            Financial Information; Disclosure, etc.

The Periodical SEC Reports of the Company and the related statements of income, shareholders’ equity and cash flows for any applicable period, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the financial condition of the Company as of the end of such period.  All financial statements included therein, including the related schedules and notes, if any, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  Since December 31, 2003, there has been no Material Adverse Change.

Section 3.5            Licenses, Permits, etc.

No material authorizations, licenses and permits of any Governmental Authority are required or necessary for the conduct of the business of the Company as now conducted or proposed to be conducted by it except for such authorizations, licenses and permits (i) as have been obtained and are in full force and effect, or (ii) the failure to have obtained which could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Change.

Section 3.6            Tax Returns and Payments.

The Company has filed all tax returns and information statements required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon or in respect of any of its properties, assets, income, licenses or franchises, other than those not yet delinquent, those not substantial in aggregate amount, those being or about to be contested and those the failure of which to pay could not reasonably be expected to cause a Material Adverse Change.  The charges, accruals and reserves on the books of the Company in respect of its taxes are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional taxes material in amount or of any reasonable basis therefor.  No tax liens have been filed, and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

Section 3.7            Title to Properties; Liens.

The Company and its Subsidiaries have sufficient title to all of its material properties and assets for the conduct of its respective business as presently conducted and proposed to be conducted by them.  The Company and its Subsidiaries enjoy quiet possession under all material real property leases to which it is a party as lessee, and all of its material leases are valid, subsisting and in full force and effect.

Section 3.8            Litigation, etc.

Except as disclosed in the Periodical SEC Reports of the Company or in any report on Form 8-K filed by the Company with the SEC, there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) which questions the validity of this Credit Agreement or the other Credit Documents executed in connection herewith, or any action taken or to be taken pursuant hereto or thereto, or which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

Section 3.9            No Default.

No Default or Event of Default has occurred and is continuing.  Neither the Company nor any of its Subsidiaries is in violation of any Requirement of Law or any term of any Contractual Obligation applicable to the Company or such Subsidiary, the violation of which could reasonably be expected to cause a Material Adverse Change.  Without limiting the scope of the foregoing, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws, the violation of which could be reasonably expected to cause a Material Adverse Change.

Section 3.10         Governmental and Other Consents.

The Company is not required to obtain any order, consent, approval or authorization of or to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution and delivery, of and performance under, this Credit Agreement and the other Credit Documents, unless the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 3.11         Regulation U, etc.

Except for systematic stock repurchase programs from time to time conducted by the Company, none of the proceeds of the Loans will be used, directly or indirectly, by the Company for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation T, Regulation U, Regulation X, or any other regulation of the Board of Governors of The Federal Reserve System or the Exchange Act.

Section 3.12         Investment Company Act; Other Regulations.

The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Company is not subject to regulation under any federal, state or other statute or regulation which limits its ability to incur Indebtedness.

Section 3.13         Compliance with ERISA.

Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an unfunded current liability within the meaning of Section 412(1)(8) of the Code; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made, neither the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of the Company); no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan; no condition exists which presents a material risk to the Company or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its ERISA Affiliates to all Plans which are multi-employer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the Closing Date would not result in a Material Adverse Change on the financial condition of the Company; and no lien imposed under the Code or ERISA on the assets of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan.  Anything in this Section 3.13 to the contrary notwithstanding, the representations herein are qualified by the uncertainty created by the 2003 decision of the District Court for the Southern District of Illinois in Cooper v. IBM Personal Pension Plan that cash balance pensions plans violate ERISA; however, there are no actions, suits or claims pending or, to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against the Company or the cash balance pension plan maintained by the Company.

Section 3.14         Environmental Matters.

To the best knowledge of the Company, except as disclosed in the Periodical SEC Reports of the Company or in any report on Form 8-K filed by the Company with the SEC, each of the representations and warranties set for the in paragraphs (a) through (e) of this subsection is true and correct with respect to each parcel of real property owned or operated (within the meaning of any Environmental Law) by the Company or any of the Company’s Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not, individually or in the aggregate,  reasonably be expected to cause a Material Adverse Change:

(a)           The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of any Environmental Laws.

(b)           The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair salable value of any thereof.

(c)           Neither the Company nor any Subsidiary has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Company aware that any Governmental Authority is contemplating delivering to the Company any such notice.

(d)           Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location in violation of any Environmental Laws.

(e)           There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Company is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1            Conditions to Closing Date and Initial Revolving Loans.

The obligation of each Lender to make the initial Revolving Loans on the Closing Date is subject to the prior or concurrent satisfaction of the following conditions:

(a)           Execution of Agreement.  The Administrative Agent shall have received (i) counterparts of this Credit Agreement, (ii) for the account of each Lender, Revolving Notes and (iii) counterparts of the Three Year Credit Agreement, in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of each party thereto.

(b)           Authority Documents.  The Administrative Agent shall have received the following:

(i)            Articles of Incorporation.  Copies of the articles of incorporation or other charter documents, as applicable, of the Company certified (A) by a secretary or assistant secretary of the Company (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)           Resolutions.  Copies of resolutions of the board of directors or comparable managing body of the Company approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Company (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)          Bylaws.  A copy of the bylaws or comparable operating agreement of the Company certified by a secretary or assistant secretary of the Company (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to the Company certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to result in a Material Adverse Change on the business or operations of the Company and its Subsidiaries in such state and (ii) a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)           Incumbency.  An incumbency certificate of the Company certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)           Legal Opinion of Counsel. The Administrative Agent shall have received an opinion of counsel for the Company, dated the Closing Date and addressed to the Administrative Agent and the Lenders, which opinion shall provide that the Company is in compliance with (i) all corporate instruments and (ii) in all material respects, Contractual Obligations, in each case, on the Closing Date after giving effect to initial Extensions of Credit hereunder.

(d)           Officer’s Certificate.  The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Company as of the Closing Date stating that immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the transactions contemplated therein to occur on such date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (iii) the Company is in compliance with each of the financial covenants set forth in Section 6.6, as demonstrated by covenant calculations on a schedule attached thereto.

(e)           Account Designation Letter.  The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1 hereto.

(f)            Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate for the Company prepared by the Responsible Officer as to the financial condition, solvency and related matters of the Company, in each case after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(f) hereto.

(g)           Material Adverse Change.  No Material Adverse Change shall have occurred since December 31, 2003.

(h)           Financial Statements.  The Administrative Agent shall have received copies of the financial statements referred to in Section 3.4 hereof, each in form and substance satisfactory to it.

(i)            Fees.  The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.2.

(j)            Termination of Existing Indebtedness.  All existing Indebtedness for borrowed money of the Company and the Company’s Subsidiaries with respect to the Bilateral Credit Agreements shall have been (or contemporaneously with funding will be)

repaid in full and all commitments thereunder shall have been terminated and all Liens relating thereto, if any, shall have been terminated.

(k)           Corporate Structure.  The corporate capital and ownership structure of the Company shall be as described in the Form 10-K of the Company for the year ended December 31, 2003.  The Administrative Agent and the Lenders shall be satisfied with the corporate and capital structure of the Company and its Material Subsidiaries.

Section 4.2            Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           Representations and Warranties.  The representations and warranties made by the Company herein, in the other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement or other applicable instrument or agreement.

(c)           Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), the sum of outstanding Revolving Loans shall not exceed the Aggregate Revolving Committed Amount.

(d)           Additional Conditions to Revolving Loans.  If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by a Company of any such Extension of Credit shall be deemed to constitute a representation by the Company as to the matters set forth in paragraphs (a) and (b) of this Section 4.2.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Revolving Commitments have terminated,

no Note remains outstanding and unpaid and the Borrower Obligations, together with interest, Commitment Fee, are paid in full, the Company shall:

Section 5.1            Financial Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)           As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, the Company’s Form 10-Q containing the consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarterly fiscal period and statements of earnings and cash flow of the Company and its Subsidiaries on a consolidated basis for such period, certified by a Responsible Officer of the Company;

(b)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, the Company’s Form 10-K containing a copy of the annual audit report for such fiscal year for the Company and its Subsidiaries on a consolidated basis, including balance sheets of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal year and statements of earnings and cash flow on a consolidated basis for such fiscal year, in each case certified in a manner acceptable to the Administrative Agent by independent public accountants acceptable to the Administrative Agent;

(c)           concurrently with the delivery of the financial statements described in paragraphs (a) and (b), a certificate from the Responsible Officer of the Company certifying whether there exists any Default or Event of Default, and setting forth the Leverage Ratio and the Fixed Charge Coverage Ratio as of the end of the period covered by such financial statements;

(d)           promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; and

(e)           such other information with respect to the condition or operations, financial or otherwise, of the Company and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Any of the above documents that are filed electronically by the Company with the SEC shall be deemed to have been provided to the Administrative Agent and the Lenders on the date the same are available on EDGAR.

Section 5.2            Use of Proceeds.

Use the proceeds of Loans for the general corporate purposes of the Company, including, without limitation, the repurchase of the Company’s shares.

Section 5.3            Payment of Borrower Obligations.

If and to the extent the failure to do so could reasonably be expected to cause a Material Adverse Change, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company; and cause each of its Subsidiaries so to do.

Section 5.4            Conduct of Business and Maintenance of Existence.

(a)           Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (except to the extent that failure to do so could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change).

(b)           Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 5.5            Insurance.

Maintain on a consolidated basis, adequate insurance coverage on all its properties, with financially sound and reputable insurance companies.

Section 5.6            Books and Records.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

Section 5.7            Notices.

Promptly, upon gaining actual knowledge thereof, give notice to the Administrative Agent and each Lender of

(a)           the occurrence of any Default or Event of Default, and

(b)           any Material Adverse Change; provided, however, that the Company shall not be required to give notice under this paragraph (b) unless such change requires the Company to file a report on Form 8-K with the SEC.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Company proposes to take with respect thereto.

Section 5.8            Payment of Taxes.

If and to the extent the failure to do any of the following could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, pay and discharge, and cause each Subsidiary to pay and discharge, prior to their becoming delinquent all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, that neither the Company nor any Subsidiary will be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings or other appropriate actions diligently conducted and if the Company or any Subsidiary shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Company and its independent public accountants.

Section 5.9            Further Assurances.

From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Administrative Agent or any Lender may reasonably request, for the purposes of implementing or effectuating the provisions of the Credit Documents.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privileges or remedy pursuant to the Credit Documents, which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or any Lender may be required to obtain from the Company for such governmental consent, approval, recording, qualification or authorization.

Section 5.10         No Dividend Restrictions.

Neither the Company nor any wholly owned Material Subsidiaries are a party to, nor will the Company or any wholly owned Material Subsidiaries become a party to any agreement prohibiting or restricting the payment of dividends.

ARTICLE VI

NEGATIVE COVENANTS

The Company hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Revolving Commitments have terminated, no Note remains outstanding and unpaid and the Borrower Obligations, together with interest,

Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1            Limitation on Liens.

The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following:

(a)           Liens existing on the date hereof, which are reflected in the balance sheet referred to in Section 3.4 hereof or the footnotes thereto, and renewals, extensions and continuations thereof, provided that such renewals, extensions and continuations shall not (i) increase the Indebtedness secured thereby or (ii) extend the coverage thereof beyond the original coverage of such Lien;

(b)           Liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; Liens in connection with workers’ compensation, unemployment insurance or other social security obligations; Liens securing the performance of bids, tenders, contracts, surety and appeal bonds; Liens to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics’, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Liens arising in the ordinary course of business and incidental to the conduct of the business of the Company or such Subsidiary or to the ownership of its properties or assets, which were not incurred in connection with the borrowing of money and which do not materially detract front the value of the properties or assets of the Company or materially affect the use thereof in the operation of its business;

(c)           Liens in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and adequate insurance or appropriate reserves are maintained with respect thereto on the books of the Company to the extent required by GAAP and so long as execution is not levied thereunder;

(d)           Liens on any property acquired after the date hereof which Liens existed when such property was acquired, and extensions and renewals of such Liens; provided that no such extension or renewal shall increase the aggregate amount of Indebtedness secured thereby, nor add to the property subject to such Lien;

(e)           any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset; provided that such Lien attaches to such asset concurrently with or within 120 days after the acquisition or completion of the improvement thereof;

(f)            other Liens incurred by the Company in the ordinary course of its business, provided that the aggregate amount of Indebtedness secured by all Liens permitted by this clause (f) shall not exceed $20,000,000 in the aggregate;

(g)           zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations, business or prospects of the Company or its Subsidiaries; and

(h)           Liens on the property or assets of any Subsidiary in favor of the Company or any Subsidiary.

It being agreed that nothing in this Section shall be deemed to directly or indirectly limit any lien that the Company or any of its Subsidiaries may grant to any other Person on any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) owned thereby to the extent such limitation could result in the view that the Borrower Obligations hereunder are directly or indirectly secured by such margin stock.

Section 6.2            Dissolutions and Mergers.

The Company shall not merge into or consolidate with or into any corporation or entity, unless, after giving effect to such merger or consolidation (a) the Company is the surviving corporation, and (b) no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.3            Disposition of Assets.

The Company shall not, and shall not permit any of its Subsidiaries to, convey, sell, assign, lease, transfer or dispose all or any portion of its assets (including accounts receivable and Capital Stock of Subsidiaries) to any Person in a single transaction or in a series of transactions, except for

(a)           any Sale in the ordinary course of business; and

(b)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Sales of assets with an aggregate book value not exceeding 10% of the consolidated assets of the Company and its Subsidiaries (as determined in accordance with GAAP and this Section 6.3) as of the end of the most recently concluded Fiscal Year; provided that, for purposes of this paragraph (b):

(i)            the consolidated assets of the Company and its Subsidiaries as of the end of the most recently concluded Fiscal Year shall exclude any interest of the Company in The TriZetto Group Inc., and any shares of Capital Stock of a Subsidiary that are subject to a Sale shall be valued at the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of shares of Capital Stock of such Subsidiary issued or disposed of in such Sale and the denominator is the aggregate number of shares of Capital Stock of such Subsidiary outstanding immediately prior to such Sale; and

(ii)           any Sale (x) by any Subsidiary to the Company of a wholly-owned Subsidiary and (y) any Sale of the Company’s interest in The TriZetto Group Inc. shall not be taken into account.

It being agreed that nothing in this Section shall be deemed to directly or indirectly limit any sale by the Company or any of its Subsidiaries to any other Person of margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) to the extent such limitation could result in the view that the Borrower Obligations hereunder are directly or indirectly secured by such margin stock.

Section 6.4            Conduct of Business.

The Company shall not make or permit to be made any material change in the character of its business as carried on the Closing Date.

Section 6.5            Compliance with Federal Reserve Regulations.

Except for systematic stock repurchase programs from time to time conducted by the Company, the Company shall not use any part of the proceeds of any credit extended under this Credit Agreement or the other Credit Documents to purchase or carry, or to reduce or retire any Indebtedness incurred to purchase or carry, any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to any Person for the purpose of purchasing or carrying any margin stock.

Section 6.6            Financial Covenants.

The Company will not permit (a) the Leverage Ratio to exceed at any time 2.50 to 1.00 or (b) the Fixed Charge Coverage Ratio to be less than at any time 2.00 to 1.00.

Section 6.7            Subsidiary Indebtedness.

No Subsidiary will create, incur, assume, or suffer to exist any Indebtedness that, when totaled with all other Indebtedness of the Subsidiaries, is in excess of $250,000,000.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1            Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           The Company shall fail to pay any principal on any Note when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for five (5) days; or

(b)           Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)           (i) The Company shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2, 5.4(a), Section 5.7 or Article VI hereof; or (ii) the Company shall default on any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among the Company, the Administrative Agent and the Lenders or executed by the Company in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply continues for thirty (30) days of its occurrence after the earlier of a Responsible Officer becoming aware of such default or the receipt by the Company of written notice of such default from the Administrative Agent; or

(d)           The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness of the Company or any of its Subsidiaries (other than the Notes) in a principal amount outstanding of at least $10,000,000 in the aggregate beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness the Company or any of its Subsidiaries in a principal amount outstanding of at least $10,000,000 in the aggregate or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e)           The Company or any Material Subsidiary shall (i) become insolvent or generally fail to pay, or admit in writing its ability or unwillingness to pay, debts as they become due; (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Material Subsidiary or any substantial part of the property thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Material Subsidiary or for a substantial part of the property thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Material Subsidiary and, if any such case or proceeding shall be consented to or acquiesced in by the Company or any Material Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or (v) take any action authorizing, or in furtherance of, any of the foregoing; or

(f)            Any judgment or order shall be entered against the Company or any of the Material Subsidiaries involving a liability (to the extent not covered by insurance) of $10,000,000 or more and such judgment or order shall not be paid or otherwise satisfied, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a foreign pension plan has not been timely made or the Company, any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29), 4971, 4975 or 4980 of the Code (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability, and (iii) which Lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Administrative Agent or any Lender will cause a Material Adverse Change; or

(h)           There shall occur a Change of Control.

Section 7.2            Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1            Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent  shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2            Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3            Exculpatory Provisions.

Neither the Administrative Agent nor any of the its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Company to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Company of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the Company.

Section 8.4            Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Credit Document, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all of the Lenders as may be required under this Credit Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall subject to Section 8.3, be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5            Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Company referring to this Credit Agreement, describing such

Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or all Lenders, as applicable; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6            Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7            Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such hereunder (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8            Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent was not an Administrative Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9            Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Company and the Lenders.  If the Administrative Agent shall resign as an Administrative Agent under this Credit Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent”, shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10         Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or arranger.

Section 8.11         Other Agents; Arrangers.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or arranger.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Amendments and Waivers.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, waiver, supplement, modification or release shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby, or

(ii)           amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders, or

(iii)          amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent, or

(iv)          amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of such Required Lenders or Lenders as appropriate; or

(v)           amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent under any Credit Document without the written consent of the Administrative Agent, in addition to the Lenders required hereinabove to take such action;

(vi)          amend or modify the definition of Borrower Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(vii)         amend, modify or waive any provision of Section 2.8 in a manner that would alter the pro rata share of payments required thereby without the written consent of each Lender directly affected thereby.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).  In addition, the Company and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Company, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Company and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Company to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2            Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Company and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:	IMS Health Incorporated
1499 Post Road
Fairfield, Connecticut 06284
Attention: Jeff Ford, Treasurer
Telecopier: (203) 319-4533
Telephone: (203) 319-4527

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 383-0288
Telephone: (704) 383-6591

with a copy to:

Wachovia Bank, National Association
One Wachovia Center, DC-5
Charlotte, North Carolina 28288-0737
	Attention:	Agency Management
	Telecopier:	(704) 383-7611
	Telephone:	(704) 715-7708

Section 9.3            No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4            Payment of Expenses and Taxes.

The Company agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Company shall not have any obligation hereunder to any Agent or any Lender or any Affiliate thereof with respect to indemnified liabilities to the extent (i) arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender or any such Affiliate, as determined by a court of competent jurisdiction or (ii) relating to disputes among any Lender or Affiliate thereof and the Administrative Agent or one or more other Lender or Affiliate thereof unless such dispute is related to this Credit Agreement or the Extensions of Credit hereunder.  The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable to any Indemnified Party in the compromise or settlement of any action, proceeding or investigation without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Promptly after receipt by an Indemnified Party of notice of its involvement in any action, proceeding or investigation, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Company under this Credit Agreement, promptly notify the Company in writing of such involvement.  Failure by the Indemnified Party to so notify the Company shall not relieve the Company from the obligation to indemnify the Indemnified Party under this Credit Agreement except to the extent that the Company suffers actual prejudice as a result of such failure, and shall not relieve the Company from its obligation to provide reimbursement and contribution to the Indemnified Party.  It is acknowledged and agreed that each Indemnified Party shall cooperate with the Company in good faith to coordinate a mutual defense strategy and to enter into joint defense agreements and will use commercially reasonable efforts to minimize the costs thereof including, without limitation, (i) the delivery of periodic updates with respect to legal and other expenses incurred, (ii)  limiting the engagement of legal counsel to one law firm at any one time (excluding local counsel which may be engaged as deemed necessary by the Indemnified Party) and (iii) the taking of such other measures in connection therewith as may be reasonably requested by the Company.  The agreements in this Section 9.4 shall survive repayment of the Loans and the Borrower Obligations.

Section 9.5            Successors and Assigns; Participations; Purchasing Lenders.

(a)           This Credit Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender; except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.2 of this Credit Agreement.

(b)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Credit Agreement.  In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and 2.17 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof and with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions or entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate or Related Fund thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender, or Affiliate or Related Fund thereof, shall not require the consent of the Administrative Agent or the Company nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein.  Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto).  Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes.  On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement  new Notes to the order of such Purchasing Lender in an amount equal to the Revolving Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Revolving Commitment retained by it hereunder.  Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(d)           The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount of the Loans owing to, each

Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than an Affiliate of such Lender or a Related Fund) listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f)            The Company authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g)           At the time of each assignment pursuant to this Section 9.5 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.17.

(h)           Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

Section 9.6            Adjustments; Set-off.

(a)           Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           The Company hereby grants to the Lenders, a lien, security interest, and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral, and property, now or hereafter in the possession, custody, safekeeping or control of the Lenders or any entity under the control of the parent company of any of the Lenders, and their successors and assigns or in transit to any of them.  At any time after an Event of Default, without demand or notice, the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of the Company and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans.  ANY AND ALL RIGHTS TO REQUIRE THE LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING THEIR RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

Section 9.7            Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.8            Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 9.9            Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.10         Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11         Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Company or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12         Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 9.13         Consent to Jurisdiction and Service of Process.

The Company consents, for itself and in connection with its properties to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of the Credit Agreement, any Note or any of the other Credit Documents.  The Company irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Company to be effective and binding service to the fullest extent permitted by applicable law.  The Company, the Administrative Agent and the Lenders irrevocably waive, to the fullest extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Company in the court of any other jurisdiction.

Section 9.14         Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Company (other than to its employees, affiliates, auditors or counsel or to another Lender) any information (the “Information”) with respect to the Company and its Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Company to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such Information (a) as has become generally available to the public other than by a breach of this Section 9.14, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, provided that such prospective transferee shall have been made aware of this Section 9.14 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (e) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications and (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement.

Section 9.15         Acknowledgments.

The Company hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and Lenders, on one hand, and the Company, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders or among the Company and the Lenders.

Section 9.16         Waivers of Jury Trial.

THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17         USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with Act.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	IMS HEALTH INCORPORATED,
a Delaware corporation,

By:
Name:
Title:

ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:
Name:
Title: